UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 1, 2006

AXM PHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31886	20-0745214
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7 West 18th Street, 9th Floor New York, NY		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 393-4365

17870 Castleton Street, Suite 255 City of Industry, California 91748
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

On July 1, 2006, AXM Pharma, Inc. (the “Company”), pursuant to an Equity Interest Transfer Agreement between the Company and Lianfa Duan, dated May 21, 2006, completed the acquisition of a 51% equity interest in Liaoning Ming Cheng Medical & Pharmaceutical Co., Ltd. ("Ming Cheng"), a company organized under the laws of the People’s Republic of China, in exchange for 3.7 million shares of the Company’s common stock.  Prior to the transaction, Lianfa Duan owned 80% of the equity interest in Ming Cheng.  As a result of this transaction, Mr. Duan will own approximately 14% of the issued and outstanding shares of the Company.

Established in 2002, Ming Cheng is a pharmaceutical retail distribution company located in Shenyang.  Ming Cheng mainly engages in wholesale and distribution of patent Chinese medicines, antibiotics, and other healthcare products.

The Company will consolidate the results of Ming Cheng for financial reporting purposes beginning in the Company’s third quarter.  This report on Form 8-K will be amended by September 10, 2006 to attach pro forma financial statements for the acquired business.

On July 6, 2006, the Company issued a press release announcing the acquisition of a controlling interest in Ming Cheng.   A copy of the press release is attached as Exhibit 99.1.

Item 9.01

Financial Statements and Exhibits.

(c)         Exhibits.

Exhibit No.	Description
99.1	Equity Interest Transfer Agreement, dated May 21, 2006, between AXM Pharma, Inc. and Lianfa Duan.
99.2	Press release, dated July 6, 2006, by AXM Pharma, Inc. announcing the acquisition of a controlling interest in Ming Cheng.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXM PHARMA, INC.

Dated:  July  6, 2006

        By:  /s/ Wei-Shi Wang

            Wei-Shi Wang

            Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Equity Interest Transfer Agreement, dated May 21, 2006, between AXM Pharma, Inc. and Lianfa Duan.
99.2	Press release, dated July 6, 2006, by AXM Pharma, Inc. announcing the acquisition of a controlling interest in Ming Cheng.